EXHIBIT 10.2

                       SECURED CONVERTIBLE PROMISSORY NOTE

$3,000,000                                                   September 16, 2005

         FOR VALUE RECEIVED, the undersigned, HYDROGEN POWER, INC., a Delaware corporation (the "Maker"), hereby promises to pay to the order of Equitex, Inc., a Delaware corporation, or its assigns (the "Payee"), at such place as the Payee may designate in writing, from time to time in immediately available lawful money of the United States of America, the principal sum of Three Million Dollars ($3,000,000), together with interest from the date hereof on the unpaid principal balance outstanding from time to time at a rate equal to the Prime Rate per annum for U.S. banks as published in Money Rates Column of the Money and Investing Section of The Wall Street Journal from time to time. All computations of interest shall be made on the basis of a year of 365 or 366 days, as applicable, for the actual number of days for which such interest is payable.

1. Payment. Unless previously converted in accordance with the terms of Section 2 herein, all outstanding principal and accrued interest on this Note shall be due and payable on September 16, 2008 (the "Maturity Date"). Notwithstanding the foregoing, unless the Payee elects to allow the terms in Section 2 to govern such event, in the event of a consolidation or merger, sale of a majority of the capital stock or sale of all or substantially all of the assets of Maker arising prior to the Maturity Date, the outstanding principal and accrued interest on this Note shall become immediately due and payable on the date of such event.

2. Conversion. Subject to the provisions of this Section 2, in the event of termination of that certain Merger Agreement dated of even date herewith (the "Merger Agreement") by and among Maker, Equitex, Inc. and EI Acquisition Corp., a wholly owned subsidiary of Equitex, Inc., the outstanding principal and accrued interest on this Note shall automatically and without any further action by the parties convert into shares of the most senior class and series of capital stock of Maker outstanding on the date of termination ("HPI Senior Capital Stock"), to be converted at a conversion rate of $3.00 per share (the "Conversion Rate"). Notwithstanding the foregoing, if such termination is by Equitex, Inc. pursuant to Section 7.1(b) or 7.1(c) of the Merger Agreement, the conversion shall be at the option of Equitex, Inc., in its sole discretion, at any time after such termination.

         For purposes of this Note, the Conversion Rate shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting the HPI Senior Capital Stock. Subject to Payee's rights pursuant to
Section 1 hereof, in case of any consolidation or merger to which the Maker is a party other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of HPI Senior Capital Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

3. Certificates. In the event of termination of the Merger Agreement under
Section 2, Maker shall immediately issue certificates representing the HPI Senior Capital Stock into which the outstanding principal and interest under this Note is to be converted, such certificates to be delivered to Payee within 15 days following such termination.

4. Security. The full and timely payment and performance of this Note shall be secured by a Security Agreement of even date herewith (the "Security Agreement") covering all of Maker's assets, whether now owned or hereafter acquired and products and proceeds thereof. The security interest granted under the Security Agreement shall be a first priority security interest subordinate to no other secured rights.

5. Prepayments. The Maker may prepay this Note, in whole or in part, and in cash, without penalty upon fifteen days written notice to Payee. Any prepayments shall be applied first to accrued but unpaid interest and then to principal.

6. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable in cash:

      (a) The Maker shall fail to make any required payment of principal or interest, or issuance of HPI Senior Capital Stock, when due, and such failure shall continue through five days after Payee gives written notice of such failure to Maker.

      (b) The Maker shall be in material default of any term or provision of the Security Agreement, and such failure shall continue through five days after Payee gives written notice of such default to Maker.

      (c) The Maker makes an assignment for the benefit of creditors, or the Maker shall become insolvent or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.

      (d) The Maker dissolves or liquidates.

7. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.

9. Obligations Absolute. The obligations of the Maker under this Note shall be absolute, and the Maker waives any and all rights to offset, deduct or withhold any payments or charges due under this Note for any reason.

10. Assignment. The Maker may not assign, delegate or otherwise transfer any of its obligations under this Note, whether by merger, consolidation or other business combination, without the prior written consent of Payee.

11. Costs of Collection. If this Note is not paid or otherwise performed when due or required, the Maker shall pay Payee's reasonable costs of collection, including reasonable attorney's fees.

                                                     HYDROGEN POWER, INC.


                                                     By /s/ James Matkin
                                                        ------------------------
                                                        James Matkin,
                                                        Chairman